Exhibit d(30)(e)

AMENDMENT NO. 4

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 4 TO THE INVESTMENT SUB-ADVISORY AGREEMENT (“Amendment”) is dated as of October 30, 2020, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (“VALIC”), and J.P. MORGAN INVESTMENT MANAGEMENT INC., a Delaware corporation (the “Subadviser”).

WITNESSETH:

WHEREAS, VALIC and VALIC Company I, a Maryland corporation (“VC I”), have entered into an Investment Advisory Agreement dated as of January 1, 2002, as amended from time to time (the “Advisory Agreement”), pursuant to which VALIC has agreed to provide investment management, advisory and administrative services to VC I, and pursuant to which VALIC may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

WHEREAS, VALIC and the Subadviser are parties to an Investment Sub-Advisory Agreement dated as of October 1, 2011, as amended from time to time (the “Agreement”), pursuant to which the Subadviser furnishes investment advisory services to certain series (each, a “Covered Fund,” and collectively, the “Covered Funds”) of VC I, as listed on Schedule A of the Agreement; and

WHEREAS, the Board of Directors of VC I, including a majority of the Directors who are not “interested persons” of VC I, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, has approved this Amendment to the Agreement; and

WHEREAS, VALIC has received an exemptive order from the U.S. Securities and Exchange Commission that permits VALIC, subject to certain conditions, to enter into subadvisory agreements with unaffiliated investment advisers without first obtaining shareholder approval.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	Section 13. Notices. Section 13 is hereby deleted in its entirety and restated as follows:

13.	Notices

All notices hereunder shall be given in writing (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to VALIC and to SUB-ADVISER at the address of each set forth below:

If to VALIC:	With a copy to:

The Variable Annuity Life Insurance Company 2919 Allen Parkway Houston, Texas 77019 Attn: Mutual Fund Legal	SunAmerica Asset Management, LLC Harborside 5 185 Hudson Street, Suite 3300 Jersey City, NJ 07311 Attn: General Counsel

If to SUB-ADVISER:	With a copy to:

J.P. Morgan Investment Management Inc. 277 Park Avenue, Floor 8 New York, N.Y. 10172 Attn: Ana Brands ana.m.brands@jpmorgan.com	JPMorgan Chase Bank, N.A. 4 New York Plaza, Floor 19 New York, N.Y. 10004 Attention: Mutual Funds Legal

2.

Schedule A Amendment. Schedule A to the Agreement, which is attached hereto and made a part hereof, is hereby amended and restated to include the Small Cap Value Fund, a series of VC I, by inserting the following to the fee table:

Small Cap Value Fund	0.50% on the first $50 million 0.40% on assets over $50 million

3.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.

Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

5.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By: /s/ KEVIN J. ADAMSON
Name: Kevin J. Adamson
Title: Authorized Signatory

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By: /s/ ANA BRANDS
Name: Ana Brands
Title: Vice President

SCHEDULE A

COVERED FUND(S)

Effective October 30, 2020

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

Covered Fund	Fee

Emerging Economies Fund	0.50% on the first $150 million; 0.45% on the next $150 million; and 0.40% on assets over $300 million

Government Securities Fund	0.25% on the first $75 million; 0.20% on the next $75 million; 0.15% on the next $100 million; and 0.10% on assets over $250 million

Small Cap Fund	0.55% on the first $200 million 0.50% thereafter

Small Cap Value Fund	0.50% on the first $50 million 0.40% on assets over $50 million